AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON FEBRUARY 1, 1999

                              FILE NO. 33-________

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                                  TEXOIL, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                          NEVADA                                                   88-0177083
      (State or other jurisdiction of incorporation                   (I.R.S. Employer Identification No.)
                     or organization)

                      110 CYPRESS STATION DRIVE, SUITE 220
                            HOUSTON, TEXAS 77090-1629
                                 (281) 537-9920
               (Address including zip code, and telephone number,
              including area code of principal executive offices)


                          FRANK A. LODZINSKI, PRESIDENT
                      110 Cypress Station Drive, Suite 220
                            Houston, Texas 77090-1629
                                 (281)-537-9920

 (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                              OF AGENT FOR SERVICE)

                                 WITH A COPY TO:

   APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: FROM TIME
                           TO TIME AFTER EFFECTIVENESS

        If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, check the following box. [_]

        If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

        If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

        If this form is a post effective, amendment filed pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.
        [-]

        If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

                       CALCULATION OF REGISTRATION FEE(1)

TITLE OF EACH CLASS OF SECURITIES TO BE   AMOUNT TO BE       PROPOSED MAXIMUM      PROPOSED MAXIMUM       AMOUNT OF
              REGISTERED                   REGISTERED       OFFERING PRICE PER        AGGREGATE        REGISTRATION FEE
                                                                 SHARE (2)        OFFERING PRICE (2)
-----------------------------------------------------------------------------------------------------------------------
Common Stock, par $0.01                    40,903,462             $.969              $39,635,455           $11,693

(1) Estimated in accordance with Rule 457 solely for the purpose of calculating the registration fee.

(2) Based on average closing bid and ask prices on January 29, 1999.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SEC, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.


AMENDING: PART I - PROSPECTUS

Prospectus                   SUBJECT TO COMPLETION
                             PRELIMINARY PROSPECTUS

                             Dated: February 1, 1999


[LOGO OF TEXOIL, INC., APPEARS HERE]

TEXOIL, INC.
110 Cypress Station Drive, No. 220
Houston, Texas 77090-1629
(281) 537-9920
                                   40,903,462
                                     SHARES


                                  Common Stock

RED HERRING LEGEND

        You should read this prospectus and any supplement carefully before you invest.

        The Common Stock is traded on the Boston Stock Exchange and on the NASDAQ under the symbol "TXLI."

        This Prospectus is a Secondary Offering for existing shareholders. It is being filed so existing shareholders can trade their stock. The Common Stock will be sold into the market directly by the Selling Security Holders and there is no underwriting arrangement. No proceeds of the sale will go to the Company. The stock of certain officers, directors, and major shareholders is currently subject to contractual agreements that restrict their ability to sell stock.

        The securities offered in this prospectus involve a high degree of risk. Please read the section "Risk Factors" beginning on page 6.

        NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THE SECURITIES OR PASSED ON THE ADEQUACY OR ACCURACY OF THE DISCLOSURES IN THE PROSPECTUS. ANY
REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

        The information in this prospectus is not complete and may be changed. A registration statement related to these common stock has been filed with the Securities and Exchange Commission. The common stock may not be sold until the registration statement becomes effective. The prospectus is not an offer to sell the securities and it is not soliciting an offer to buy the securities in any state where offers or sales are not permitted.


                   This prospectus is dated February 1, 1999.

                                TABLE OF CONTENTS

                                                                          PAGE
ABOUT THIS PROSPECTUS...................................................     5
WHERE YOU CAN FIND MORE INFORMATION.....................................     5
THE COMPANY SUMMARY.....................................................     6
USE OF PROCEEDS.........................................................     6
RISK FACTORS............................................................     7
DETERMINATION OF OFFERING PRICE.........................................    15
DILUTION................................................................    16
DESCRIPTION OF CAPITAL STOCK............................................    18
NEVADA BUSINESS CORPORATION ACT
AND THE ARTICLES AND BYLAWS.............................................    19
        General.........................................................    19
        Business Combinations...........................................    19
        Directors Duties................................................    20
        Board of Directors..............................................    20
        Shareholder Proposals and Director Nominations..................    20
        Meetings of Shareholders........................................    20
        Amendment of Articles and Bylaws................................    21
        Indemnification.................................................    21
        Limitation of Liability.........................................    21
PLAN OF DISTRIBUTION....................................................    21
LEGAL OPINIONS..........................................................    23
EXPERTS.................................................................    23

                              ABOUT THIS PROSPECTUS

        This prospectus is part of a registration statement that we filed with the SEC utilizing a "shelf" registration process. Under this shelf process, Selling Security Holders may, over the next two years, sell the securities described in this prospectus in a series of offerings up to a total number of shares equal to 40,903,462, consisting of 36,846,244 currently issued and 4,057,218 issuable under options and warrants. The dollar amount of the offering will depend on the market price of the shares when they are sold. This prospectus only concerns the common stock of the Company. As required, we will provide a prospectus supplement that may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with additional information described under the heading WHERE YOU CAN FIND MORE INFORMATION.

        We are participating in the SEC's plain English program. This is an initiative launched by the SEC to make prospectuses and other information more understandable to the general investor. We believe we have included all information material to investors but certain details that may be important for specific investment purposes have not been included. To see more detail, you should read the exhibits filed with this registration statement.

                       WHERE YOU CAN FIND MORE INFORMATION

        We file annual, quarterly, and special reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC's web site at http://www.sec.gov. You may also read and copy any document we file at the SEC's public reference rooms in Washington, D.C., New York, New York, and Chicago, Illinois. Please call the SEC at 1- 800-SEC-0330 for further information on the public reference rooms.

        The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 until we sell all of the securities.

o       Annual Report on Form 10-K for the year ended December 31, 1997;

o Quarterly Reports on Form 10-Q for the quarters ended March 31, 1998, June 30, 1998, and September 30, 1998;

o Current Reports on Form 8-K/A-1, filed March 13, 1998, and Form 8-K, filed May 4, 1998, the Report on Form 8-K filed November 13, 1998 and Form 8-K/A-1 filed on January 8, 1999.

        You may request a copy of these filings at no cost, by writing or telephoning us at the following address:

                                  Texoil, Inc.
                    110 Cypress Station Drive, Suite No. 220
                              Houston, Texas 77090-1629
                                 (281) 537-9920

        You should rely only on the information incorporated by reference or provided in this prospectus or any prospectus supplement. We have not authorized anyone else to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of those documents.

                               THE COMPANY SUMMARY

        Texoil, Inc., (sometimes referred to as "Texoil" or the "Company") is a Nevada corporation headquartered in Houston, Texas. Our operating subsidiaries are: Cliffwood Oil & Gas Corp., a Texas corporation and Cliffwood Production Co., a Texas corporation.

        Texoil, Inc., is an independent energy company engaged in the acquisition and development of oil and gas reserves through an active and diversified program which includes purchases of reserves, re-engineering, development, and exploration activities currently focused in Texas, South Louisiana, and the Texas Gulf Coast. On December 31, 1997, the Company acquired Cliffwood Oil & Gas Corp., in a merger which resulted in a comprehensive change of control, the Board of Directors, and management and business strategy.

        This prospectus is a secondary offering to provide liquidity for existing shareholders through the ability to sell their common stock at market. The Company will not receive any proceeds from this offering. Shareholders may sell their shares directly into the market, at the current market price. Officers, directors, and certain classes of shareholders are restricted or limited to their ability to trade Company shares. In addition, various parties holding Company shares are subject to agreements limiting the sale of shares. You should refer to "Plan of Distribution" on page 21 for further information.

                                 USE OF PROCEEDS

        This registration statement is being filed to allow existing shareholders the ability to trade shares they currently own. The Company will receive no proceeds from the sale of securities being registered.

FORWARD-LOOKING INFORMATION

        This Prospectus contains "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements other than statements of historical facts included in this report including, without limitation, statements regarding the Company's financial position, reserve quantities and net present values, business strategy, plans, objectives, expectations, intent, and beliefs of management of the Company for future operations, capital expenditures, and covenant compliance are forward-looking statements. Although the Company believes that the expectations reflected in the forward-looking statements and the assumptions upon which such forward-looking statements are based are reasonable, it can give no assurance that such expectations and assumptions will prove to have been correct. Reserve estimates are generally different from the quantities of oil and natural gas that are ultimately recovered. Important factors that could cause actual results to differ materially from the Company's expectations are discussed under the section RISK FACTORS below. Forward-looking statements are not guarantees of future performance and actual results, developments and business decisions may differ from those envisioned by such forward-looking statements.

                                  RISK FACTORS

VOLATILITY OF OIL AND GAS PRICES

        The Company's financial condition, operating results, future growth, and the carrying value of its oil and gas properties depend on current prices of oil and gas. The Company's ability to maintain or increase its borrowing capacity and to obtain additional capital on attractive terms is also substantially dependent upon oil and gas prices. Prices for oil and gas are subject to wide fluctuations in response to relatively minor changes in the supply of and demand for oil and gas, market uncertainty and a variety of additional factors beyond the control of the Company. These factors include weather conditions in the United States, the condition of the United States and/or world economy, the actions of the Organization of Petroleum Exporting Countries ("OPEC"), governmental regulation, political stability in the Middle East and elsewhere, the foreign supply of oil and gas, the price of foreign imports and the availability of alternate fuel sources. Any substantial and extended decline in the price of oil or gas would have an adverse effect on the Company's quantities of proved reserves, the carrying value of such proved reserves, borrowing capacity, the Company's ability to obtain additional capital, and its revenues, profitability, and cash flows from operations.

        The SEC regulations which apply to companies that account for their investments in oil and gas properties using the full-cost accounting rules require companies, on a quarterly basis, to confirm that estimated discounted future net revenues (PV-10 value) from estimated proved reserves on an after-tax basis exceed the capitalized costs of oil and gas properties and deferred taxes carried on its balance sheet. This "ceiling test" must be performed using oil and gas prices at the end of the applicable period, rather than historical amounts or averages calculated over long periods. The Company took a writedown earlier in 1998. With the deep decline in oil and gas prices as of the end of 1998, the Company could be required to take a further writedown of the value of its oil and gas properties. While any such writedown would not affect cash flow from operating activities, it would constitute a charge to earnings.

        A reduction in the value of the Company's oil and gas properties could result in a decrease of the Company's borrowing base. If the borrowing base is reduced below the amount required in the Company's financing agreement, the Company could be required to repay a portion of the outstanding debt. The Company could be required to find alternative sources of capital to make this debt repayment.

        Fluctuations in oil and gas prices can also significantly impact the Company's ability to replace and increase its oil and gas reserves. Volatile oil and gas prices make it difficult to estimate the value of producing properties for acquisition and often cause disruption in the market for oil and gas producing properties, as buyers and sellers have difficulty agreeing on such value. Price volatility also makes it difficult to project the estimated return on investment for acquisitions, development and exploration projects.

UNCERTAINTY OF ESTIMATES OF RESERVES AND FUTURE NET REVENUES; DECLINE IN OIL AND GAS PRICES

        The proved developed and undeveloped oil and gas reserve of the Company are estimates based on reserve reports prepared by independent petroleum engineers at a particular point in time and based on specific pricing assumptions which may no longer be valid. Changes in pricing assumptions can have a material effect on the estimated reserves. Since December 31, 1997, oil and gas prices have generally declined. At December 31, 1998, the price of WTI crude oil as quoted on the New York Mercantile Exchange was $12.05 per Bbl and the comparable price at December 31, 1997, was $17.64 per Bbl. Quotations for natural gas at such dates were $1.95 per MMBtu, and $2.25 per MMBtu respectively. Estimating reserves requires substantial judgement on the part of the petroleum engineers, resulting in imprecise determinations, particularly with respect to new discoveries. Estimates of reserves and of future net revenues prepared by different petroleum engineers may vary substantially, depending in part on the assumptions made, and may be subject to material adjustment. There can be no assurance that the pricing and product assumptions will be realized. Estimates of proved reserves may vary from year to year reflecting changes in the price of oil and gas and results of drilling activity during the intervening period. Hedging contracts are also subject to the risks that the other party may prove unable or unwilling to perform its obligations under such contracts. Any significant non-performance could have a material adverse financial effect on the Company. Reserves previously classified as proved undeveloped, may be completely removed from the proved reserves classification in a subsequent year as a consequence of negative results from additional drilling or product price declines which make such undeveloped reserves uneconomical to develop. Conversely, successful development and/or increases in product prices may result in additions to proved undeveloped reserves. Estimates of proved undeveloped reserves are, by their nature, much less certain than proved developed reserves. Consequently, the accuracy of engineering estimates is not assured.

HEDGING ACTIVITIES

        In an attempt to reduce its sensitivity to natural gas price volatility, the Company has entered into hedging transactions that result in a fixed price over a fixed period for a portion of its gas production. If the Company's reserves are not produced at rates equivalent to the hedged position, the Company would be required to satisfy its obligation under hedging contracts on potentially unfavorable terms without the ability to hedge that risk through sales of comparable quantities of its own production. Further, the terms under which the Company enters into hedging contracts are based on assumptions and estimates of numerous factors such as cost of production and pipeline and other transportation costs to delivery points. Substantial variations between the assumptions and estimates used by the Company and actual results experienced could materially adversely affect the Company's anticipated profit margins and its ability to manage the risk associated with fluctuations in natural gas prices. Additionally, hedging contracts limit benefits the Company will realize if actual prices rise above the contract prices. In 1998, the Company did not hedge any of its oil or natural gas production. In November 1998, the Company entered into a hedging contract whereby 3,333 MMBtu per day of natural gas is purchased and sold subject to a fixed price swap agreement for monthly periods from February 1999 through October 1999, and 3,000 MMBtu per day for the monthly periods from February 2000 through October 2000. Pursuant to these arrangements, the Company exchanges a floating market price for a fixed contract price. The Company also entered into an interest rate swap in November 1998 covering $12,000,000 of national principal for each month in the period from

November 5, 1998, through November 6, 2000. The effect of this transaction is to exchange the Company's floating interest rate for a fixed interest rate for the period on a portion of the outstanding debt. This hedging transaction limits the Company's risk to increasing interest rates, but also reduces the benefit to the Company of any decrease in interest rates.

RESERVE REPLACEMENT AND GROWTH

        The Company's future performance depends upon its ability to acquire and develop additional oil and gas reserves that are economically recoverable. Without successful acquisition, development and exploration activities, the Company's reserves and revenues will decline. Prior to the merger with Cliffwood, the Company focused its activities almost exclusively on exploration and had only limited success in replacing its production. New management plans, however, to broadly diversify activities by placing greater emphasis on acquisition, re-engineering and development activities. Beginning in January 1998, as a result of the merger, the Company's proved reserves increased significantly to approximately 4,703,000 Bbls of oil and 11,622,000 Mcf of natural gas. Estimated as of November 1, 1998, these figures further increased to approximately 10,059,000 Bbls and 29,807,000 Mcf, primarily as a result of 1998 acquisitions and development of previously acquired properties, net of production. Although the Company's management and business strategy, beginning in 1998, has changed, no assurances can be given that the Company will be able to continue to acquire, develop or discover additional reserves at an economical cost.

ON-GOING CAPITAL REQUIREMENTS

        The Company's business is capital intensive. Significant amounts of capital must be reinvested in property acquisitions, development, and exploration activities to maintain its asset base of oil and gas reserves. Without investment, the Company's oil and gas reserves will deplete. The successful implementation of the Company's plans for growth will require significant cash resources. To the extent that cash flow from operations is insufficient and external sources of capital are limited or unavailable, the Company's ability to make the necessary capital investments to maintain or expand its reserve base could be impaired.

ACQUISITION OF PRODUCING PROPERTIES

        Management has placed a great emphasis on the acquisition of proven properties, particularly where such properties are currently producing and provide the opportunity to increase production through re-engineering and development. Successful and profitable acquisition of properties is difficult and the Company is competing for those properties against many better capitalized competitors. Assessments of potential income and liabilities are inexact and, therefore, the future financial performance of acquired properties is inherently uncertain. In addition, the Company could be liable for some existing liabilities, including possible environmental liabilities. There can be no assurance that any properties acquired by the Company will be economically produced or developed, and uneconomical properties could have a material adverse effect on the Company.

RE-ENGINEERING OF PRODUCING PROPERTIES

        The Company intends to focus on re-engineering projects to enhance current production, lower operating costs and increase the return on investment of the field or well. Re-engineering activities may include well workovers, recompletions of existing or untested horizons in existing well bores, installation of artificial lift equipment, revamping production facilities, drilling and installing salt water disposal facilities and the implementation or improvement of water flood or other secondary recovery techniques. Re-engineering usually involves less risk of failure than drilling operations, but does have the risk that the Company will not achieve projected improvements, or that the results are not sufficient to recover the investment.

DRILLING ACTIVITIES

        The Company expects to engage in drilling operations. Whether exploratory or developmental, drilling is high risk, including the risk of losing the investment, or causing a serious accident. The cost of drilling, completing and operating wells is often uncertain and substantial cost overruns may occur.

        The Company's drilling operations may be curtailed, delayed or canceled as a result of numerous factors, many of which are beyond the Company's control, including, but not limited to, title or mechanical problems, weather conditions, compliance with governmental requirements and shortages or delays in the delivery of equipment and services. Drilling always involves hazards of blowouts, dangerous production and other physical hazards.

JOINT OPERATIONS WITH OTHERS; NON-OPERATOR STATUS

        The Company owns less than 100% of the working interest in many of its oil and gas properties. Joint operating arrangements are customary in the oil and gas industry and are generally conducted pursuant to a joint operating agreement, whereby a single working interest owner is designated the operator. At present, the Company is the "operator" of the majority of its oil and gas properties. The Company is also a non-operating working interest owner in numerous wells. For properties where the Company owns less than 50% of the working interest, drilling and operating decisions may not be within the Company's control. If the Company disagrees with the decision of a majority of working interest owners, it may be required, among other things, to postpone the proposed activity, relinquish or farm-out its interest, or decline to participate. If the Company declines to participate, it might be forced to relinquish its interest or may be subject to certain non consent penalties, as provided in the applicable operating agreement. Such penalties typically allow participating working interest owners to recover from the proceeds of production, if any, an amount equal to 200%-500% of the nonparticipating working interest owner's share of the cost of such operations.

        Under most operating agreements, the operator is given direct and full control over all operations on the property and is obligated to conduct operations in a workmanlike manner, however, the operator is usually not liable to the working interest owners for losses sustained or for liabilities incurred, except those resulting from its own gross negligence or willful misconduct. Each working interest owner is generally liable for its share of the cost of developing and operating jointly owned properties. The operator is required to pay the expenses of developing and operating the property and will invoice working interest owners for their proportionate share of such costs. In instances where the Company is a non-operating working interest owner, it may have a limited ability to exercise control over operations and the associated costs of such operations. The success of the Company's investment in such non operated activities may, therefore, be dependent upon a number of factors that are outside of the Company's direct control.

        Operators may be granted liens on the working interests of other non-operating owners in the well to secure the payment of amounts due the operator. The bankruptcy or failure of the operator or other working interest owners to pay vendors who have supplied goods or services applicable to wells would most likely result in filing of mechanics' and materialmens' liens which would encumber the well and the interests of all joint owners.

COMPETITION

        The Company encounters strong competition from major oil companies and independent operators in acquiring properties and leases for the exploration and development of crude oil and natural gas. The principal competitive factors in the acquisition of such oil and gas properties include the staff and data necessary to identify, investigate, and purchase such leases, and the financial resources necessary to acquire and develop such leases. Many of the Company's competitors have financial resources, staffs and facilities substantially greater than those of the Company.

MARKETING OF PRODUCTION

        The Company's oil and gas production is marketed to third parties consistent with industry practices. Typically, oil is sold at the wellhead at field posted prices, plus or minus adjustments for quality, and transportation. Natural gas is sold usually under a contract at a negotiated price based upon factors normally considered in the industry, such as gas quality, distance from the well to the pipeline, estimated reserves, liquid hydrocarbon content of natural gas, and prevailing supply/demand conditions.

REGULATION

        ENVIRONMENTAL REGULATION

        Operations of the Company are subject to numerous federal, state, and local laws and regulations governing the discharge of materials into the environment or otherwise relating to environmental protection. These laws and regulations may require the acquisition of a permit before drilling commences; restrict or prohibit the types, quantities and concentration of substances that can be released into the environment in connection with drilling and production activities; prohibit or limit drilling activities on certain lands lying within wetlands or other protected areas; and impose substantial liabilities for pollution resulting from past or present drilling and production operations. Moreover, changes in federal and state environmental laws and regulations occur frequently and may result in more stringent and costly requirements which could have a significant impact on the operating costs of the Company. In general, under various applicable environmental programs, the Company may be subject to enforcement action in the form of injunctions, cease and desist orders and administrative, civil and criminal penalties for violations of environmental laws. The Company may also be subject to liability for natural resource damages and other civil claims arising out of a pollution event. Laws and regulations protecting the environment may, in certain circumstances, impose strict liability rendering a person liable for environmental damage without regard to negligence or fault on the part of such person. Such laws and regulations may expose the Company to liability for the conduct of or conditions caused by others, or for acts of the Company which were in compliance with all applicable laws at the time such acts were performed. Management believes that the Company is in substantial compliance with current applicable environmental laws and regulations and that continued compliance with existing requirements will not have a material adverse impact on the Company. Insofar as such laws and regulations are expanded, amended or reinterpreted, the Company is unable to predict the future cost or impact of compliance.

        The primary environmental statutory and regulatory programs that affect the Company's operations include:

        OIL POLLUTION ACT AND CLEAN WATER ACT. The Oil Pollution Act of 1990 ("OPA") amends certain provisions of the Federal Water Pollution Control Act of 1972, commonly referred to as the Clean Water Act ("CWA"), and other statutes as they pertain to the prevention of and response to oil spills into navigable waters. Under OPA, a person owning a facility or equipment from which there is a discharge or threat of a discharge of oil into or upon navigable waters and adjoining shorelines is liable as a "responsible party" for removal costs and damages. Federal law imposes strict joint and several liabilities on facility owners for containment and clean up costs and certain other damages, including natural resource damages, arising from a spill. Responsible parties under OPA include owners or operators of onshore or offshore drilling facilities. OPA requires responsible parties to maintain proof of financial responsibility to cover some portion of the cost of a potential spill and to prepare an oil spill contingency plan. Failure to comply with these requirements or inadequate cooperation in a spill event may subject a responsible party to civil or criminal enforcement action. The CWA and similar state laws regulate the discharge of pollutants, including dredged or fill materials, to waters of the United States, including wetlands. A permit is required for such discharges, and permit requirements may result either in operating limitations or treatment requirements.

        CLEAN AIR ACT. The operations of the Company may be subject to the Clean Air Act ("CAA"), as amended, and comparable state statutes. Amendments to the CAA contain provisions that may result in the imposition of certain requirements for air pollution control equipment, obtaining operating permits and approvals, and other emission-related requirements which may require capital expenditures by the Company.

        SUPERFUND. The Comprehensive Environmental Response, Compensation and Liability Act ("CERCLA"), commonly referred to as the "Superfund" law, imposes strict joint and several liabilities on certain classes of persons with respect to the release or threatened release of a hazardous substance to the environment. These persons include: (i) the owner and operator of a facility from which hazardous substances are released; (ii) owners and operators of a facility at the time any hazardous substances were disposed; (iii) generators of hazardous substances that were released at such facility; and (iv) parties who arranged for the transportation of hazardous substances to such facility. The Company may be responsible under CERCLA for all or part of the costs to clean up sites at which hazardous substances have been released. Some states have similar provisions. In certain circumstances, neighbors, and other third parties may file claims based on common law tort liability theories for personal injury and property damage allegedly caused by the release of hazardous substances at a CERCLA site.

        RESOURCE CONSERVATION AND RECOVERY ACT. The Company's operations may generate and result in the transportation, treatment and disposal of both hazardous and nonhazardous solid wastes that are subject to the requirements of the Federal Resource Conservation and Recovery Act ("RCRA"), and comparable state and local requirements. Although many of the Company's wastes are presently exempt from requirements applicable to hazardous wastes, legislation has been proposed in Congress from time to time that would reclassify certain oil and gas wastes as "hazardous wastes" under RCRA, which reclassification would make such solid wastes subject to much more stringent handling, transportation, storage, disposal and clean up requirements. State initiatives to increase regulation of oil and gas wastes could have a similar impact.

        NORM. Oil and gas exploration and production activities have been identified as generators of naturally-occurring radioactive materials ("NORM"). Some states currently regulate the generation, handling and disposal of NORM due to oil and gas exploration and production activities. The Company does not believe that its compliance with such regulations will have a material effect on its operations or financial condition, but there can be no assurance in this regard.

        OSHA. The Occupational Safety and Health Act of 1970, as amended, ("OSHA") establishes employer responsibilities, including maintenance of a workplace free of recognized hazards likely to cause death or serious injury, compliance with standards promulgated by the Occupational Safety and Health Administration, and various record keeping, disclosure and procedural requirements. Various standards, including standards for notices of hazards, safety in excavation and demolition work, and the handling of asbestos, may apply to the Company's operations.

        OIL AND GAS REGULATION

        The federal government and various state and local governments have adopted, and the Company's operations are continuously affected by, numerous and complex laws and regulations respecting exploration and drilling for and production, transportation and marketing of oil and natural gas. State and local laws and regulations usually cover such matters as permitting and spacing of wells, unitization and pooling of oil and gas properties, maximum and allowable production rates, environmental protection, pollution control, taxation, bonding and insurance, surface restoration, plugging and abandonment of wells, flaring of gas, underground injection of saltwater and oilfield wastes, gathering and transportation of oil and gas, and other related matters. State laws and regulations regarding spacing, unitization and pooling often dictate whether and how much of the Company's leases will be entitled to participate in production from oil and gas wells in which the Company has invested. Local governments are becoming increasingly active in regulating oil and gas activities, especially activities such as the location, drilling and operation of oil and gas wells and the construction and operation of pipelines in or near populated areas.

        Regulation by the federal government includes regulation of the transportation and sale for resale of gas in interstate commerce pursuant to the Natural Gas Act of 1938 and the Natural Gas Policy Act of 1978. In the past the federal government has regulated prices at which gas could be sold. Currently, producers may sell gas at uncontrolled market prices. In 1992, the Federal Energy

Regulatory Commission ("FERC") issued Order No. 636, which generally required interstate pipelines to "unbundle" or separate their previously combined services for transporting, selling, gathering and storing natural gas. The federal government and various state governments have adopted laws and regulations regarding the methods of calculating lease royalties, the time by which proceeds of production attributable to the interests of others must be paid by producers and the rights of producers to suspend payments for the proceeds of production attributable to others. Federal, state and local governments and their agencies are constantly reviewing the laws and regulations affecting the oil and gas industry. These reviews frequently result in the passage of new laws and the promulgation of new regulations affecting oil and gas producers. Such continuing increases in federal, state and local regulation could affect the profitability of the Company.

OPERATIONAL HAZARDS AND INSURANCE

        The Company's operations are subject to all of the risks normally incident to the production of oil and gas, including blowouts, mechanical failure, casing collapse, oil spills and fires, each of which could result in severe damage to or destruction of oil and gas wells, production facilities or other property, or injury to persons. The energy business is also subject to environmental hazards such as oil spills, gas leaks and ruptures and discharge of toxic substances or gases that could expose the Company to substantial liability due to pollution and other environmental damage. The Company maintains insurance coverage considered to be customary in the industry, either directly or through third party operators who are contractually obligated to provide insurance coverage. The Company may not, however, be fully insured against certain of these risks, either because such insurance is not available or because of high premium costs. The occurrence of a significant event that is not fully insured against could have a material adverse effect on the Company's financial position.

MARKETS FOR SHARES

        Shares traded publicly on the Boston Stock Exchange and the NASDAQ Small-Cap market. Such trading markets have certain minimum listing requirements which include, among other requirements, maintenance of a minimum share price and net worth. In 1998, the Company received notification from NASDAQ that it failed to maintain a minimum bid price of $1.00 and, pursuant to NASDAQ rules, could be delisted should the minimum bid price not be raised to $1.00 or more for a period of ten consecutive trading days over a ninety (90) day period. Subsequently, the Company's bid price recovered. NASDAQ notified the Company as of October 16, 1998, that it was in compliance. Considering the current depressed product prices prevailing in the oil and gas industry, no assurance can be given that the Company will be able to maintain the minimum listing requirements. We believe, as of December 31, 1998, we may have failed to maintain the minimum bid price. Shares may trade OTC (over-the-counter). If delisted, no assurance can be given that the Company will be able to qualify for trading on alternative markets or be relisted.

                         DETERMINATION OF OFFERING PRICE

        The following table lists high and low sales prices for the years 1996, 1997 and 1998 of the Common Stock, which trades publicly on the Boston Stock Exchange and the NASDAQ Small-Cap Market under the symbol "TXLI."

                                                                 TXLI
                                                      --------------------------
                                                       HIGH                 LOW
                                                      -------             ------
1996
    First Quarter .......................             1 11/16             1 3/16
    Second Quarter ......................             1 7/16                7/8
    Third Quarter .......................             1 7/8               1
    Fourth Quarter ......................             1 7/8               1 1/16

1997
   First Quarter ........................             1 7/8               1 1/16
   Second Quarter .......................             2 1/16              1 5/16
   Third Quarter ........................             1 11/16             1 5/16
   Fourth Quarter .......................             1 9/16               31/32

1998
   First Quarter ........................             1 3/8                15/16
   Second Quarter .......................             1 1/4                30/32
   Third Quarter ........................             1 1/4                13/32
   Fourth Quarter .......................             1 5/16                1/2

      As of October 31, 1998, the Company's Common Stock was held by approximately 874 holders of record.

                                     DILUTION

     This is an offering by Selling Security Holders of currently outstanding shares and shares issuable upon the exercise of certain warrants and options. To the extent that the Company issues shares underlying the warrants and/or options and the book value per share is more than the exercise price per share, there could be dilution. The exercise prices of the options and warrants range from $.45 to $3.50.

                            SELLING SECURITY HOLDERS

                                                                          # TEXOIL    OPTIONS OR
NAME                                                              STATE    SHARES      WARRANTS
----                                                              -----    --------   -----------
Thomas C. Bennett                                                  OK        22,471
BJH Foundation                                                     CA       157,333
John A. Brush                                                      TX       235,900
Steven C. Collins                                                  TX         6,740
Steven C. Collins                                                  TX        13,480
FBO Steven C. Collins IRA UTA Charles Schwab & Co., Inc.           CA        40,440
Marc Countiss                                                      TX          -          5,000
Becky Lea Crews                                                    TX         6,740
Jerry M. Crews                                                     TX        20,220
Jerry M. Crews                                                     TX     1,368,692
FBO Jerry M.  Crews,  Charles  Schwab & Co.,  Inc. Custodian       TX       260,501
Susan A. Daigle                                                    LA       372,951
Paul B. David                                                      LA       372,951
William D. Edwards                                                 TX         3,370
Energy Capital Investment Company PLC                              TX       641,806
EnCap Equity 1996 Limited Partnership                              TX     1,925,419
First Union Capital Partners, Inc.                                 TX     2,246,671   1,128,950
Michael J. Foy                                                     CO       185,350      92,675
R. J. Glover Jr.                                                   TX       278,025
Robert J. Glover                                                   TX       395,975
Richard Jess Glover Sr.                                            TX       497,075
John L. Graves                                                     TX        23,551     281,384
Lynn W. Graves                                                     TX        92,268
Russel J. Green                                                    LA        13,480
Charles Hainebach                                                  TX       126,038
Carolina V. Hoehn                                                  CA        76,961
Robert A. Hoehn                                                    LA       118,000
T. W. Hoehn Jr.                                                    CA     2,187,089
T. W. Hoehn III                                                    CA       604,429
Ralph D. Hollingshead                                              TX        13,480
FBO Ralph D. Hollingshead, Charles Schwab & Co., Inc., Custodian   TX        47,180
J. D. Hughes                                                       TX          -         20,000
Hy-Bon Engineering Company, Inc.                                   TX       224,671
Mark Jensen                                                        TX        47,180
Jay Joliat, Trustee                                                MI       730,171
Joliat & Company, Inc.                                             MI       112,336
Gregory K. Jones                                                   IL        96,288
Paul M. Kameny and Carol C. Kameny Family Trust 1995               CA       458,320
Iris R. LaJoie, Trustee                                            FL        87,620
Robert E. LaJoie II, Trustee                                       MI        87,620
Sandra J. LaJoie, Trustee UAD 4-11-95                              MI        20,220
LaJoie Ventures, LTD.                                              FL       842,500
Kathryn B. Lancaster, Trustee      UAD 12-23-82                    IN        87,620
The Lincoln National Life Insurance Co.                            IN     3,521,650   1,760,825


                                      16

Amy M. Lodzinski                                                   TX         6,740
Michael A. Lodzinski                                               TX         6,740
Frank A. Lodzinski                                                 TX       177,397
Frank A. Lodzinski                                                 TX        33,700
Frank Anthony Lodzinski                                            TX         6,740
The Estate of Paschal L. Maisto                                    MA       148,280
Ruben Medrano                                                      TX        39,022     100,000
Clarence C. Meyer                                                  TX       118,624
Gregory Mikeska                                                    TX        10,110
Francis M. Mury                                                    TX        20,220
Francis M. Mury                                                    TX       631,268
NEMA, Inc.                                                         LA       372,951
Evangeline Brooks Parten Trust of 1997                             TX        40,440
Jeremy R. Parten                                                   TX        40,440
John R. Parten, Custodian for John Austin Parten                   TX        40,440
John R. Parten and Nancy K. Parten, JT                             TX        80,880
Arthur J. Price Jr.                                                TX         6,740
Juanita Ramirez                                                    TX         3,370
Thomas A. Reiser                                                   TX       289,820
Joe C. Richardson Jr.                                              TX          -        281,384
Rimco Partners, L. P.                                              CT     1,351,285
Rimco Partners, L. P. II                                           CT     1,351,285
Rimco Partners, L. P. III                                          CT       579,122
Rimco Partners, L. P. IV                                           CT     1,544,325
Timothy S. Riordan                                                 NC        20,220
Ritchie Children's Trust                                           TX     1,112,100
Marcia Mikeska Ritchie                                             TX        10,110
Robert B. Rodgers                                                  NJ       141,540
Julie A. Rohrberg                                                  IN        20,220
William F. Seagle                                                  FL       121,928      50,000
Mandel C. Selber                                                   TX        13,480
Mandel C. Selber, III                                              TX        13,480
FBO Mandel C. Selber III, Charles Schwab & Co., Inc. Custodian     TX        80,880
Silver Hill Joint Venture                                          TX        72,455
Peggy Simpson                                                      TX        13,480
Peggy Simpson                                                      TX       281,395
William A. Stirling                                                TX        26,960
Charles M. Strain                                                  TX        10,000
V & C Energy Limited Partnership                                   TX     7,931,295     337,000
Arnold Van Zanten                                                  TX        67,400
Betty B. Williams                                                  TX        35,268
Walter L. Williams                                                 TX       354,994
James A. Willis                                                    TX       193,438
John O. Wolters                                                    TX       741,400
Robert W. Young                                                    TX        13,480
                                                                         ----------   ---------
                                                                         36,846,244   4,057,218
                                                                         ==========   =========

                          DESCRIPTION OF CAPITAL STOCK

        As of September 30, 1998, our authorized capital stock was 70,000,000 shares. Those shares consisted of: (a) 10,000,000 shares of preferred stock, none of which were outstanding; and (b) 60,000,000 shares of common stock, of which 39,285,094 shares were outstanding. This offering will register for sale approximately 93.7% of the total number of shares issued and outstanding. We are also registering shares that could be issued upon the exercise of warrants and options listed under "Selling Security Holders". The warrant and option holders consist of capital providers to Cliffwood Oil & Gas Corp., who received shares and warrants of Texoil, Inc., in the merger consummated in December 1997, and former executives of Texoil. These persons received rights to have the shares issuable upon exercise of their warrants and options registered pursuant to the Merger Agreement . (See "Dilution")

LISTING

        Our outstanding shares of common stock are listed on the Boston Stock Exchange under the symbol "TXLI". Any additional common stock we issue will also be listed on the Boston Stock Exchange. Additionally, the shares of common stock are traded over the counter in the NASDAQ Small Cap Market under the symbol "TXLI".

DIVIDENDS

        Common shareholders may receive dividends when declared by the Board of Directors. The Company has not paid dividends in the past and we do not plan to pay dividends in the near future. If dividends are ever paid, they may be paid in cash, stock or other form. The current loan agreements provide that common shareholders may not receive dividends until we have satisfied our obligations to creditors.

FULLY PAID

        All outstanding shares of common stock are fully paid and non assessable. Any additional common stock we issue will also be fully paid and non assessable.

VOTING RIGHTS

        Each share of common stock is entitled to one vote in the election of directors and other matters. Common shareholders are not entitled to preemptive or cumulative voting rights.

OTHER RIGHTS

        We will notify common shareholders of any shareholders' meetings according to applicable law. If we liquidate, dissolve or wind up our business, either voluntarily or not, common shareholders will share equally in the assets remaining after we pay our creditors and preferred shareholders.

TRANSFER AGENTS AND REGISTRARS

        Chase Mellon Shareholder Services is the transfer agent and registrar. You may contact us at the address listed on page 2 or Chase Mellon located at:

                                            CMSS
                                            Securities Transfer Services
                                            Post Office Box 3312
                                            South Hackensack, New Jersey 07606
                                            1-800-634-9270

           NEVADA BUSINESS CORPORATION ACT AND THE ARTICLES AND BYLAWS

GENERAL

        We are a Nevada corporation subject to the Nevada Business Corporation Act (the "Nevada Act"). Provisions of the Nevada Act, in addition to provisions of our Articles of Incorporation and Bylaws, address corporate governance issues, including the rights of shareholders. Some of the state law provisions could hinder management changes, while others could have an antitakeover effect. We have not adopted any traditional antitakeover mechanism in the Articles and Bylaws. The Anti takeover effect of state law may, in some circumstances, reduce the control premium that might otherwise be reflected in the value of our common stock.

        We have summarized the key provisions below. The descriptions are not complete. You should read the actual provisions of our Articles and Bylaws and the Nevada Act that relate to your individual investment strategy.

BUSINESS COMBINATIONS

        The Nevada Act and our Articles generally require that any merger, share exchange or sale of substantially all of the assets of a corporation be approved by at least a majority vote of the outstanding votes entitled to be cast by each voting group entitled to vote. Nevada had adopted a control share law and a business combination law that would inhibit the takeover of a Nevada corporation. The control share law does not apply to the Company because that statute requires that at least 100 record holders of the Company be residents of Nevada and that the Company transact business in Nevada. The business combination law, however, does not have restrictions on residency, and applies to the Company. Under the business combination law, a business combination will be prohibited for three years unless there is express board approval. The business combination law automatically applies to the Company, unless the Company opts out of the statute and obtains shareholder approval by those shareholders protected by the statute. The Company has not opted out of the business combination provision.

        In addition to these two statutes directly related to takeovers, there are other factors under the articles of incorporation and provisions of Nevada law that may affect the outcome of a takeover. The Board of Directors of the Company is not staggered. There is no shareholders' rights plan in place.

Written consents by less than 100% of the shareholders are possible under Nevada law. It is difficult to determine whether these provisions would deter or assist in the takeover of the Company, but generally, these factors would facilitate a takeover.

DIRECTORS' DUTIES

        Under Nevada law, the Board of Directors is charged with the traditional fiduciary duties, and duties to conduct the business of the Company in a prudent manner. Nevada has authorized the Board of Directors to consider other constituencies besides the shareholders in considering the maximization of benefits to the Nevada corporation. The board may consider employees, suppliers, creditors and customers, the economy of the state of Nevada and the nation, the interests of the community and society and long term as well as short term benefits to the corporation. Nevada believes that the ability to consider other constituencies will assist management in resisting a takeover.

BOARD OF DIRECTORS

        Members of our Board of Directors serve for one year or until their successor is elected.

SHAREHOLDER PROPOSAL AND DIRECTOR NOMINATIONS

        Our shareholders may submit shareholder proposals and nominate candidates for the Board of Directors if the shareholders follow advance notice procedures described in the proxy materials published each year in connection with the Annual Meeting. There are no special provisions in our Bylaws.

        To nominate directors, shareholders must submit a written notice to our corporate secretary at least 60 days before a scheduled meeting. The notice must include the name and address of the shareholder and of the nominee, a description of any arrangements between the shareholder and the nominee, information about the nominee required by the SEC, the written consent of the nominee to serve as a director and other information.

        Shareholder proposals must be submitted to our corporate secretary at least 120 days before the first anniversary of the date of our last annual meeting. The notice must include a description of the proposal, the reasons for presenting the proposal at the annual meeting, the text of any resolutions to be presented, the shareholder's name and address and number of shares held and any material interest of the shareholder in the proposal.

        Director nominations and shareholder proposals that are late or do not include all required information may be rejected. This could prevent shareholders from bringing certain matters before an annual or special meeting, including making nominations for directors. Shareholders are entitled to directly solicit the other shareholders of the Company under applicable federal proxy rules, and if they do so, do not have to use the proxy of the Company, but may prepare their own proxy and request a list of record holders of Company common stock.

MEETINGS OF  SHAREHOLDERS

        Under our Bylaws, meetings of the shareholders may be called by the chairman of the board, the president, a majority of the Board of Directors or at the written request of not less than ten percent (10%) of the voting power of all the outstanding shares of the corporation.

AMENDMENT OF ARTICLES AND BYLAWS

        Generally, our Articles may be amended by a majority of the outstanding votes entitled to be cast by each voting group entitled to vote on a given matter or at the annual or any regular meeting of the Board of Directors without prior notice, or at any special meeting if notice of the change is given in the notice for the meeting.

INDEMNIFICATION

        We indemnify our officers and directors to the fullest extent permitted under Nevada law against all liabilities incurred in connection with their service to us. In addition, the corporation has purchased officer and director insurance to provide liability protection for the directors.

LIMITATION OF LIABILITY

        Our Articles provide that our directors will not be personally liable for monetary damages to us for breaches of their fiduciary duty as directors, unless they violated their duty of loyalty to us or our stockholders, acted in bad faith, knowingly or intentionally violated the law, authorized illegal dividends or redemptions or derived an improper personal benefit from their action as directors. This provision applies only to claims against directors arising out of their role as directors and not in any other capacity (such as an officer or employee). Directors remain liable for violations of the federal securities laws and we retain the right to pursue legal remedies other than monetary damages, such as an injunction or rescission for breach of the director's duty of care.

                              PLAN OF DISTRIBUTION

        The securities being registered under this prospectus are a secondary offering by existing shareholders. The existing shareholders may offer their securities in one or more transactions on the NASDAQ Small Cap Market, on the Boston Stock Exchange, or any other stock exchange on which the shares may be admitted for trading, in accordance with applicable NASDAQ or exchange rules, in block transactions on the exchange in accordance with its rules or otherwise in negotiated transactions (including the pledge of shares) or in a combination of any such methods. Prices may be at market prices prevailing at the time of sale, at prices related to prevailing market prices, or at negotiated prices through their brokers, and pay customary transaction fees. No underwriters or agents are involved. There is no underwriter or any other organized method for offering the shares registered hereunder.

        At present, no officer or director intends to sell any shares. In addition, all shareholders who hold in excess of 300,000 shares (with the exception of those discussed immediately below), have agreed to limit any sales to not more than fifteen percent (15%) of their individual holdings per calendar quarter, commencing with the effective date of this registration statement. Certain institutional shareholders are subject to contractual arrangements with the Company, summarized below:

        (1)    AFFILIATES OF ENCAP INVESTMENTS

               Pursuant to a Registration Rights Agreement dated May 4, 1998, EnCap Equity 1996 Limited Partnership and Energy Capital Investment Company, PLC has the right to have registered under a Form S-3 up to 100% of their shares and sell such shares, in the following percentages and by the following dates:

                                      20%                 06/30/98
                                      40%                 09/30/98
                                      60%                 12/31/98
                                      80%                 03/31/99
                                     100%                 06/30/99

        (2)    LINCOLN NATIONAL LIFE INSURANCE

               Under a Common Stock and Warrant Purchase Agreement dated August 4, 1997, Lincoln National Life Insurance Co. has rights to (i) one demand registration beginning on January 1, 1999, until August 4, 2002, (ii) piggyback registration rights until August 4, 2002, and (iii) one put option until August 4, 2002.

        (3)    RIMCO

               Under an Amended and Restated Stock Ownership and Registration Rights Agreement dated December 31, 1997, RIMCO Partners, L.P. and three affiliated limited partnerships have rights to two demand registration rights upon request of a majority of the holders among the four partnerships and piggyback registration rights for all limited partnerships.

        (4)    FIRST UNION CAPITAL MARKETS

               Under a Common Stock and Warrant Purchase Agreement dated May 5, 1997, First Union Capital Partners, Inc., has one demand registration beginning January 1, 1999, until May 31, 2005, piggyback registration rights until May 31, 2005, a preemptive rights provision and a put option beginning on May 27, 2001.

        Upon the effectiveness of this registration statement and provided this statement remains effective, the Company believes that the registration obligation to these four institutions will be satisfied. The total amount of shares entitled to registration by each of these four institutions is listed under "Selling Holders" above.

                                 LEGAL OPINIONS

        BOND & TAYLOR, LLP, WILL ISSUE AN OPINION ABOUT THE LEGALITY OF THE OFFERED SECURITIES FOR US.

                                     EXPERTS

        The audited financial statements and schedules incorporated by reference in this prospectus and elsewhere in the registration statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said report.

[LOGO OF TEXOIL, INC. APPEARS HERE]


                                   40,903,462
                                     SHARES

                                  COMMON STOCK

                                   PROSPECTUS

                                     PART II

                    (INFORMATION NOT REQUIRED IN PROSPECTUS)


ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

                                                                       ESTIMATED
                                                                       ---------
Securities and Exchange Commission Fee (ACTUAL) ....................   $  11,693
Transfer Agent and Registrar Fees ..................................         150
Fees and Expenses of Trustees ......................................        --
Rating Agency Fees .................................................        --
Printing Expenses ..................................................         975
Accountants' Fees ..................................................       7,500
New York Stock Exchange Listing Fee ................................        --
Counsel Fees .......................................................       5,000
Miscellaneous ......................................................        --
                                                                       ---------
Total ..............................................................   $  25,318
                                                                       =========

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

        Article Ten of Texoil, Inc., Articles of Incorporation mandates indemnification of its directors and officers to the full extent permitted by the Nevada General Corporation Law (the "Nevada" Act), and any other applicable law. The Bylaws of the Company have been further amended to protect the officers and directors to the full extent of the laws of the State of Nevada. The Nevada Act permits a corporation to indemnify its directors and officers against liability incurred in all proceedings, including derivative proceedings, arising out of their service to the corporation or to other corporations or enterprises that the officer or director was serving at the request of the corporation, to the extent that the person seeking indemnification has acted in good faith and in a manner while he or she reasonably believed to be in or not opposed to the best interests of the corporation. In a criminal action or proceeding, the person must also have had no reasonable cause to believe that his or her conduct was unlawful. The Company is required to indemnify its directors and officers in all such proceedings if they have not violated this standard.

        In addition, Article Nine of Texoil, Inc., Articles of Incorporation limits the liability of its directors and officers to the full extent permitted by the Nevada Act as now and hereafter in effect. The effect of the Company's Articles of Incorporation, together with the Nevada Act, is to eliminate personal liability of directors and officers for damages for breach of fiduciary duty, except for acts or omissions which involve intentional misconduct, fraud, or a knowing violation of law; or the payment of dividends in violation of Nevada law.

        Texoil, Inc. has purchased directors' and officers' liability insurance policies.

ITEM 16. EXHIBITS.

2.2 Agreement and Plan of Merger, dated December 31, 1997, by and among Texoil, Inc., Texoil Acquisition, Inc., and Cliffwood Oil & Gas Corp. (incorporated by reference to Exhibit 2.1 to Item 7 of Form 8-K filed on January 8, 1998).

3.1 Restated Articles of Incorporation of Texoil, Inc., as amended (FILED HEREWITH).

3.2     Amended and Restated Bylaws of Texoil, Inc., as amended (FILED
        HEREWITH).

4.1 Form of Warrant Agreement between Texoil, Inc., as Issuer and First Interstate Bank of Texas, N.A. as Warrant Agent, dated May 26, 1994 (incorporated by reference to Exhibit 4.1 filed with Form 10- KSB dated December 31, 1997).

4.2     Specimen certificate for Class A Warrant (incorporated by reference to
        Exhibit 4.2 filed with Form 10-KSB dated December 31, 1997).

4.3     Specimen certificate for Class B Warrant (incorporated by reference to
        Exhibit 4.3 filed with Form 10-KSB dated December 31, 1997).

4.4 Specimen certificate for Underwriters Class A Warrant (incorporated by reference to Exhibit 4.4 filed with Form 10-KSB dated December 31,
        1997).

4.5 Specimen certificate for Underwriters Class B Warrant (incorporated by reference to Exhibit 4.5 filed with Form 10-KSB dated December 31,
        1997).

4.6 Specimen certificate for shares of Common Stock, par value $.01 per share (incorporated by reference to Exhibit 4.6 filed with Form 10-KSB dated December 31, 1997).

4.7 Note Purchase Agreement, dated December 31, 1997, by and among Texoil, Inc., and Resource Investors Management Company (incorporated by reference to Exhibit 5.1 to Form 8-K filed on January 8, 1998).

4.8 Form of the Texoil, Inc., 7.875% Convertible Subordinated General Obligation Note (incorporated by reference to Exhibit 5.2 to Form 8-K filed on January 8, 1998).

4.9 Amended and Restated Stock Ownership and Registration Rights Agreement among Texoil, Inc., and RIMCO Partners, L.P., RIMCO Partners, L.P. II, RIMCO Partners, L.P. III, and RIMCO Partners, L.P. IV, dated December 31, 1997 (incorporated by reference to Exhibit 5.5 to Form 8-K filed on January 8, 1998).

4.10 Guaranty Agreement dated December 31, 1997, by and among Cliffwood Oil & Gas Corp., and RIMCO Partners, L.P., RIMCO Partners, L.P. II, RIMCO Partners, L.P. III, and RIMCO Partners, L.P. IV, (incorporated by reference to Exhibit 5.3 to Form 8-K filed on January 8, 1998).

4.11 Guaranty Agreement dated December 31, 1997, by and among Texoil Company and RIMCO Partners, L.P., RIMCO Partners, L.P. II, RIMCO Partners, L.P. III, and RIMCO Partners, L.P. IV (incorporated by reference to Exhibit
        5.4 to Form 8-K filed on January 8, 1998).

4.12 Acquisition and Distribution Agreement dated May 4, 1998, by and between Texoil, Inc., Cliffwood Oil & Gas Corp., and Cliffwood Acquisition 1996 Limited Partnership (incorporated by reference to Exhibit 2.1 filed with Form 8-K on May 12, 1998).

4.13 May 1998 Agreement in Respect of Agreement of Limited Partnership dated May 4, 1998, by and among Cliffwood Oil & Gas Corp., EnCap Equity 1996 Limited Partnership and Energy Capital Investment Company PLC (incorporated by reference to Exhibit 2.2 filed with Form 8-K on May 12,
        1998).

4.14 Registration Rights Agreement dated May 4, 1998, by and among Texoil, Inc., EnCap Equity 1996 Limited Partnership and Energy Capital Investment Company PLC (incorporated by reference to Exhibit 2.3 filed with Form 8-K on May 12, 1998).

4.15 First Amended and Restated Agreement of Limited Partnership dated May 4, 1998, by and among Cliffwood Oil & Gas Corp., EnCap Equity 1996 Limited Partnership and Energy Capital Investment Company PLC (incorporated by reference to Exhibit 2.5 filed with Form 8-K on May 12, 1998).

4.16 Co-Sale Agreement dated May 4, 1998, by and among Cliffwood Oil & Gas Corp., Cliffwood Acquisition 1998 Limited Partnership, EnCap Equity 1996 Limited Partnership and Energy Capital Investment Company PLC (incorporated by reference to Exhibit 2.6 with Form 8-K on May 12,
        1998).

4.17 Common Stock and Warrant Purchase Agreement between Cliffwood Oil & Gas Corp., and Belleview 1992 Income Fund L.P. dated as of August 4, 1997 (incorporated by reference to Exhibit 10.20 with Form 10-KSB filed on April 8, 1998).

4.18 Common Stock and Warrant Purchase Agreement between Cliffwood Oil & Gas Corp., and First Union Capital Partners, Inc., dated as of May 30, 1997 (incorporated by reference to Exhibit 10.30 with Form 10-KSB filed on April 8, 1998).

5.1     Legal Opinion of Bond & Taylor, LLP (FILED HEREWITH).

16.1 Letter dated March 9, 1998, from BDO Seidman LLP to the Commission (incorporated by reference to Exhibit 16.1 to Form 8-K filed on March 9, 1998).

21.1    Following are the Company's subsidiaries:

      NAME OF SUBSIDIARY                            OTHER NAME UNDER
INCORPORATION/ORGANIZATION                     SUBSIDIARY CONDUCTS BUSINESS        JURISDICTION OF
--------------------------                     ----------------------------        ---------------
Cliffwood Oil & Gas Corp.                               None                        Texas
Cliffwood Production Co.                                None                        Texas
New Cliffwood Company                                   None                        Texas
Cliffwood Exploration Company                           None                        Texas
Cliffwood Acquisition - 1996 Limited Partnership        None                        Texas
Cliffwood-Blue Moon Joint Venture, Inc.                 None                        Texas
Texoil Company                                          None                        Tennessee
Texoil de Argentina, S. A.                              None                        Nevada

23.1    Consent of Arthur Andersen LLP (FILED HEREWITH).

23.2    Consent of T. J. Smith & Company, Inc. (FILED HEREWITH).

23.3    Consent of Bond & Taylor LLP - Contained in Exhibit 5.1.

27.1    Financial Data Schedule (FILED HEREWITH).

ITEM 17. UNDERTAKINGS

    The undersigned registrant hereby undertakes:

        (1) To file, during any period in which offers or sales are being made, a post effective amendment to this registration statement:

        (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

        (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b), if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

        (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement.

        (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (4) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of
1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (5) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

         (6) The undersigned registrant hereby further undertakes:

        (i) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

        (ii)For the purpose of determining any liability under the Securities Act of 1933, each post effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bonafide offering thereof.

                                   SIGNATURES

PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THE REGISTRANT CERTIFIES THAT IT HAS REASONABLE GROUNDS TO BELIEVE THAT IT MEETS ALL OF THE REQUIREMENTS FOR FILING ON FORM S-3, AND HAS DULY CAUSED THIS REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE CITY OF HOUSTON, THE STATE OF TEXAS, ON THE DATE INDICATED.

                                  TEXOIL, INC.



                                  BY:   /S/ FRANK A. LODZINSKI
                                        FRANK A. LODZINSKI
                                        PRESIDENT AND CHIEF EXECUTIVE OFFICER

                                      DATE SIGNED: FEBRUARY 1, 1999


PURSUANT TO REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES INDICATED, ON THE DATE INDICATED.



 SIGNATURE                                   TITLE

/S/ FRANK A. LODZINSKI                       DIRECTOR AND
FRANK A. LODZINSKI                           PRESIDENT, CHIEF EXECUTIVE OFFICER
DATE SIGNED: FEBRUARY 1, 1999                AND PRINCIPAL ACCOUNTING OFFICER

/S/ JERRY M. CREWS                           DIRECTOR AND SECRETARY
JERRY M. CREWS
DATE SIGNED: FEBRUARY 1, 1999

/S/ T. W. HOEHN III                                DIRECTOR
T. W. HOEHN III
DATE SIGNED: FEBRUARY 1, 1999

/S/ ROBERT E. LAJOIE                               DIRECTOR
ROBERT E. LAJOIE
DATE SIGNED: FEBRUARY 1, 1999

/S/ GARY J. MILAVEC                                DIRECTOR
GARY J. MILAVEC
DATE SIGNED: FEBRUARY 1, 1999

/S/ THOMAS A. REISER                               DIRECTOR
THOMAS A. REISER
DATE SIGNED: FEBRUARY 1, 1999

/S/ MICHAEL A. VLASIC                              DIRECTOR
MICHAEL A. VLASIC
DATE SIGNED: FEBRUARY 1, 1999